EXHIBIT 99.1

Winland Appoints David Gagne New Chief Executive Officer and Director

Mankato, Minn. / December 3, 2012 - Winland Electronics, Inc. (NYSE Amex: WEX) today announced the appointment of David Gagne as its new Chief Executive Officer and Director.

Gagne joined Winland earlier this year as an advisor to the board, hired to lead an outside project team to analyze and evaluate the company’s products, competitors, sales channels and business strategy.

“David brings over 20 years of experience in the mobile communications and software industry, most recently as the chief operating officer of Xata Corporation, now XRS Corp.,” said Thomas Goodmanson, Chairman of the Board of Directors of Winland.  “Having led the project team that evaluated our business over the past four months, David joins our company with a deep understanding of our products, markets and opportunity.  I am tremendously excited about the perspective and expertise David brings to our company as our new CEO and director.”

Prior to joining Winland, Mr. Gagne, served as chief operating officer at Xata, a leading provider of SaaS and mobile solutions.  Gagne joined the company in 2007 as executive vice president in charge of field operations.  In his various roles he was responsible for sales, marketing, services, distribution and customer support.

“I’m delighted to have the opportunity to lead Winland Electronics at this promising point in its history,” Gagne said.  “We believe there is a compelling market opportunity in environmental monitoring that allows us to bring together our expertise in software, hardware and services, leveraging our EA800-ip technology and the business relationships we’ve already established.  The demand for cloud-based services and mobile solutions of this nature is growing and the market is still in its early stages.  Winland has an opportunity to be at the forefront of this exciting new technology.”

Prior to joining Xata, Mr. Gagne was vice president, in charge of strategic development with Lawson Software, at the time Minnesota's largest software company.  He also served as vice president of the Healthcare business unit with revenues over $100 million.  Mr. Gagne is a graduate of the Boston University School of Management.

About Winland Electronics

Winland Electronics, Inc. (www.winland.com), is an industry leader of critical condition monitoring devices. Products including EnviroAlert, WaterBug, TempAlert, Vehicle Alert and more are designed in-house to monitor critical conditions for industries including health/medical, grocery/food service, commercial/industrial, as well as agriculture and residential. Proudly made in the USA, Winland products are compatible with any hard wire or wireless alarm system and are available through distribution worldwide. Headquartered in Mankato, MN, Winland trades on the NYSE Amex Exchange under the symbol WEX.

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